                                                                    EXHIBIT 12.1

                                     CONOCO
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


                                                              YEAR ENDED DECEMBER 31
                                                 -------------------------------------------------
                                                     1998         1997     1996     1995     1994
                                                 -------------   ------   ------   ------   ------
Net income.....................................     $  450       $1,097   $  863   $  575   $  422
Provision for income taxes.....................        244        1,010    1,038      774      551
Equity in earnings of investees................        (22)         (40)      25      (22)     (25)
                                                    ------       ------   ------   ------   ------
  Pre-tax income before adjustment for minority
     interests in consolidated subsidiaries or
     income or loss from equity investees......        672        2,067    1,926    1,327      948
Fixed charges (see below)......................        337          174      188      210      160
Amortization of capitalized interest...........         40           46       53       53       49
Distributed income of equity investees.........        105           58       85       42       75
Capitalized interest...........................        (72)         (94)     (75)     (95)     (59)
                                                    ------       ------   ------   ------   ------
  Total adjusted earnings available for payment
     of fixed charges(a)(b)....................     $1,082       $2,251   $2,177   $1,537   $1,173
                                                    ======       ======   ======   ======   ======
Ratio of earnings to fixed charges.............        3.2x        12.9x    11.6x     7.3x     7.3x

Fixed charges:
  Interest and debt expense -- borrowings......     $  199       $   36   $   74   $   74   $   63
  Capitalized interest.........................         72           94       75       95       59
  Rental expense representative of interest
     factor....................................         66           44       39       41       38
                                                    ------       ------   ------   ------   ------
          Total fixed charges..................     $  337       $  174   $  188   $  210   $  160
                                                    ======       ======   ======   ======   ======
Ratio of earnings before special items to fixed
  charges:
  Total adjusted earnings available for payment
     of fixed charges(a)(b)....................     $1,082       $2,251   $2,177   $1,537   $1,173
  Special items (pre-tax)(c)...................        454          (91)     (22)      71      113
                                                    ------       ------   ------   ------   ------
  Earnings adjusted for special items..........     $1,536       $2,160   $2,155   $1,608   $1,286
                                                    ======       ======   ======   ======   ======
  Fixed charges................................     $  337       $  174   $  188   $  210   $  160
                                                    ======       ======   ======   ======   ======
  Ratio of earnings before special items to
     fixed charges.............................        4.6x        12.4x    11.5x     7.7x     8.0x


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(a) No pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

(b) No fixed charges in subsidiaries with minority interests.


(c) Special items are material nonrecurring items and generally consist of asset sales, property impairments, tax rate changes, employee separation costs, inventory write-downs, environmental insurance litigation recoveries, environmental litigation charges and, in 1998, stock option provision. See
    Item 7 of the Annual Report of Conoco Inc. on Form 10-K for the year ended December 31, 1998.